Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Recom Managed Systems, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated March 18, 2005, except for Note 13, as to which the date is May 13, 2005, covering the financial statements of Recom Managed Systems, Inc. for each of the two years in the period ended December 31, 2004 to be included in this registration statement on Form SB-2 to be filed with the Securities and Exchange Commission on or about June 29, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/  Stonefield Josephson, Inc.

STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

June 28, 2005